PRELIMINARY PROXY MATERIAL
                            ONLINE POWER SUPPLY, INC.
                            -------------------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            -------------------------
                                  JULY 18, 2002

                                                                 June ____, 2002

    We are pleased to give you notice of our Annual Meeting of Shareholders:

Date:         Thursday, July 18, 2002

Time:         10:00 AM to 12:00 PM MDT

Place:        The Terrace Gardens at
              Dove Valley Event and Conference Center
              13065 East Briarwood
              Englewood, Colorado


Purpose:      - Elect four directors;
              - Ratify the appointment of the independent auditors; and
              - Transact any other business that may properly come before the meeting.

Record Date:  May 22, 2002

     YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope. We appreciate your cooperation.


                                  By Order of the Board of Directors



                                  Glenn M.  Grunewald, Chief Executive Officer



INFORMATION ABOUT ATTENDING THE ANNUAL MEETING

     Only shareholders of record on May 22, 2002 may vote at the meeting. Only shareholders of record, and beneficial owners on the record date, may attend the meeting. If you plan to attend the meeting, please bring personal identification and proof of ownership if your shares are held in "street name" (i.e., your shares are held of record by brokers, banks or other institutions). Proof of ownership means a letter or statement from your broker showing your ownership of OnLine shares on the record date.

                            ONLINE POWER SUPPLY, INC.
                         8100 S. AKRON STREET, SUITE 308
                            ENGLEWOOD, COLORADO 80112
                       TEL. 303.741.5641 FAX 303.741.5679

               PROXY STATEMENT FOR ANNUAL MEETING ON JULY 18, 2002

     The 2002 Annual Report on Form 10-KSB, including audited financial statements for the fiscal year ended December 31, 2001, is mailed to shareholders together with these proxy materials on or about June 10, 2002. The proxy materials consist of this proxy statement and notice of annual meeting, the Annual Report on Form 10-KSB, the Audit Committee Certification and the Audit Committee Charter.

     This proxy statement is provided in connection with a solicitation of proxies by the Board of Directors of OnLine Power Supply, Inc. for use at our annual meeting of shareholders (the "Meeting") to be held on July 18, 2002 and at any adjournments of the Meeting.

WHO CAN VOTE

     If you hold any shares of common stock on the record date (May 22, 2002), then you will be entitled to vote at the Meeting. If you held stock in your own name, you may vote directly. If you own stock beneficially but in the record name (street name) of an institution, you may instruct the record holder how to vote when the record holder contacts you about voting and gives you the proxy materials. There are 2,800 shares of non-voting preferred stock issued and outstanding.

     COMMON STOCK OUTSTANDING ON THE RECORD DATE:     21,243,155 SHARES

QUORUM AND VOTING RIGHTS

     You are entitled to one vote for each share of OnLine common stock you hold. A quorum for the Meeting will exist if a majority of the voting power of the shareholders is present at the Meeting, in person or represented by properly executed proxy delivered to us prior to the Meeting. Shares of common stock present at the Meeting that abstain from voting, or that are the subject of broker non-votes, will be counted as present for determining a quorum. A broker non-vote occurs when a nominee holding stock in street name or otherwise for a beneficial owner does not vote on a particular matter because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

     We will be voting on two matters: First, on the election of directors; and second, on the ratification of the appointment of independent auditors. For the election of directors, a nominee will be elected if he receives a "plurality" of the votes cast. Under Nevada law, "plurality" of votes cast means that each shareholder may cast as many votes for or against the election of each director nominee, as he or she holds. For example, if you hold 10,000 shares of common stock, you may cast 10,000 votes for or against each of the nominees, or you may abstain from voting. Those nominees receiving more affirmative votes for election than negative votes against election, will be elected. Abstention from voting your shares is not counted as a negative vote or a positive vote. Therefore, if there are four nominees to be considered for election to fill four board of directors' positions at a meeting of shareholders (as is the case for the 2002 Meeting), each nominee will be elected if he receives more votes in favor of his election than are cast against his election. If there were more nominees than positions to fill (which is not the case for the 2002 Meeting), the same rules would apply: With six nominees and four positions, only those four receiving the highest number of affirmative over negative votes cast against each of them, would be elected directors.

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



     Cumulative voting for directors is not allowed under the company's articles of incorporation (cumulative voting allows shareholders to multiply their shares times the number of candidates for election, and cast that number of votes all for or against one candidate, or distribute that number of votes in any other manner desired).

     Second, the selection of our independent audit firm by the audit committee will be ratified if the number of votes cast in favor exceeds the number of votes cast in opposition. The plurality vote rule doesn't apply to this matter. Any other matter which properly comes before the Meeting would be approved if the number of votes cast in favor exceeds the number of votes cast in opposition, unless Nevada law requires a different approval ratio. OnLine's Corporate Secretary, Richard Millspaugh, will serve as the inspector of election.

     Abstentions and broker non-votes will have no effect on the election of directors. Abstentions as to all other matters which properly may come before the Meeting will be counted as votes against those matters. Broker non-votes as to all other matters will not be counted as votes for or against, and will not be included in calculating the number of votes necessary for approval of these matters.

HOW YOUR PROXY WILL BE VOTED;  RECOMMENDATION OF THE BOARD

     The board of directors is soliciting a proxy in the enclosed form to provide you with the opportunity to vote on all matters scheduled to come before the Meeting, whether or not you attend in person.

     The board of directors recommends you vote in favor of the director nominees, and in favor of the selection of audit firm for the current fiscal year.

GRANTING YOUR PROXY

     If you properly execute and return a proxy in the proposed form, your shares will be voted as you specify. If you make no specifications, your proxy will be voted in favor of the nominees for Director positions, and for the ratification of our audit firm.

     We expect no matters to be presented for action at the Meeting other than the items described in this proxy statement. However, the enclosed proxy will confer discretionary authority with respect to any other matter that may properly come before the Meeting. The persons named as proxies in the enclosed proxy form intend to vote in accordance with their judgment on any matters that may properly come before the Meeting.

REVOKING YOUR PROXY

     If you submit a proxy, you may revoke it later or submit a revised proxy at any time before it is voted. You also may attend the Meeting in person and vote by ballot, which would cancel any proxy you previously submitted.

PROXY SOLICITATION

     We will pay all expenses of soliciting proxies for the Meeting. In addition to solicitations by mail, arrangements have been made for brokers and nominees to send proxy materials to their principals, and we will reimburse them for their reasonable expenses. We have not hired a solicitation firm for the Meeting. Our employees and directors will solicit proxies by telephone or other means, if necessary; these people will not be paid for these services.

OPPOSITION PROXY FILING

     James F. Glaza and his wife Jeanette Glaza, and Falcon Financial Services, Inc., a branch office of the broker-dealer firm Rushmore Securities, have filed a definitive proxy statement with the United States Securities and Exchange Commission (the "SEC"). In the following discussion, "Glaza" refers to James F. Glaza and his wife Jeanette, and Falcon, which we believe is owned by Glaza; "Glaza proxy statement" refers to the definitive proxy statement which has been filed with the SEC; and Glaza preliminary proxy statement refers to the preliminary proxy statement filed by Glaza on March 15, 2002. Glaza is a shareholder of the company. See "Security Ownership of Certain Beneficial Owners and Management" and "Certain Relationships and Related Transactions."

     The Glaza proxy statement proposes retaining Thomas Glaza (James F. Glaza's brother who has been a director of the company since July 1999) as a director, and electing three new persons to the board of directors: David Stein, Gary A. Young, and Kenneth Cassady (the "new slate of directors"). The Glaza proxy statement is proposed to be used to solicit proxies, giving Glaza authority to vote shares held by company shareholders who sign the proxies, to vote for the new slate of directors at the company's Meeting on July 18, 2002 or at any special meeting of the company's shareholders called by the holders of a majority of the outstanding shares, or by consent without a meeting. The Glaza proxy statement therefore would seek shareholder approval of a change in control of the company. In support of Glaza's proposed change of control proxy contest, Glaza makes a number of statements about the company's lack of adequate financial and marketing performance to date.

     The new slate of directors proposed by Glaza will not be considered for vote by the shareholders at the company's meeting on July 18, 2002.

     The board of directors of the company, as a matter of company policy and corporate governance, does not and will not seek to block any shareholder who seeks a change in the composition of the board of directors. However, the board of directors believes that any solicitation of proxies must be conducted in accordance with federal law and the SEC's rules.

     On May 10, 2002, the company filed a motion for preliminary injunction, and permanent injunction, in United States District Court, for the District of Colorado (case number 02 D 0904(CBS)), against James F. Glaza, Jeanette Glaza and Falcon Financial Services, Inc., Thomas Glaza, and John Does 1-10. The complaint alleges that the defendants have solicited and are soliciting proxies in violation of section 14 of the Securities Act of 1934, and the proxy rules of the SEC.

     The actions of the defendants, including actions of John Does 1-10 (which actions of John Does 1-10 are alleged to have been conducted on the internet without identification of the true identities of such defendants who are acting as a group with the named defendants), are in relation to the Glaza preliminary proxy statement. The company's motion for preliminary injunction alleges (amongst other claims) that the Glaza preliminary proxy statement is materially false and misleading for failure to identify all participants in the proxy solicitation, and for failure to disclose the adverse regulatory history of James and Jeanette Glaza as licensed securities brokers, failure to disclose their suspension as certified financial planners, and failure to disclose a finding by the Ohio Division of Securities that James F. Glaza has been denied a license as a stock broker in Ohio because he is not of good business repute.

     In addition, the company's motion for injunctive relief alleges that the Glaza preliminary proxy statement is false and misleading for failure to disclose the amount and prices paid for cheap stock of the company received by James F. Glaza and Jeanette Glaza while selling stock for the company to customers of Falcon Financial at substantially higher prices, and the failure to disclose amount of cash commissions paid by the company to the brokerage firm with which Falcon Financial, and James and Jeanette Glaza, were associated, in connection with stock offerings by the company from 1997 to mid-2000.

     The company's motion seeks a number of remedies, including an order of court enjoining the defendants from solicitation of proxies in violation of federal securities laws.

     We believe Glaza's definitive proxy statement still does not provide clear information which is not false and misleading to the company's shareholders.

     The company's motion will be heard by the court on June 25, 2002.

REQUIREMENT AND DEADLINES FOR SHAREHOLDERS TO SUBMIT PROXY PROPOSALS

     Generally, we will hold the annual meeting on the third Thursday of each June (June 19 in 2003). Under the rules of the SEC, if a shareholder wants us to include a proposal in our proxy statement and form of proxy for presentation at our 2003 Annual Meeting of Shareholders, the proposal must be received by us in writing at least 150 calendar days in advance of the meeting date (which would be 120 days in advance of the mailing date), at OnLine Power Supply, Inc., 8100 South Akron Street, Suite 308, Englewood, Colorado 80112, Attention: Mr. Millspaugh, Secretary.

     For a special meeting, the proposal must be received a reasonable time before the company begins to print and mail its proxy materials.

     If we do not receive notice by the appropriate time, or if we meet other requirements of the SEC rules, which allow the company exclude the proposal, a vote on the proposal will not be included in the company's proxy statement, and will not be considered for a vote at that meeting.

      A notice of a proposed item of business must include:

     o a brief description of the substance of the proposal, and the reasons for conducting, such business at the annual meeting;
     o    the shareholder's name and address;
     o the number of shares of common stock held by the shareholder (with supporting documentation where appropriate); and
     o    any material interest of the shareholder in such business.

CORPORATE GOVERNANCE AND AUDIT COMMITTEE REPORT

     MEETINGS OF THE BOARD. The board of directors, which held five formal meetings during 2001, has primary responsibility for directing the management of our business affairs. The board currently consists of four members. All of the directors who served in 2001 (Kris Budinger, Gary Fairhead, Ronald Mathewson and Thomas Glaza) attended all meetings in 2001. The board conferred informally on several other occasions in 2001 and also approved various matters by consent minutes without conducting formal meetings.

     AUDIT COMMITTEE. To provide effective direction and review of fiscal matters, the board established an audit committee in fiscal 2000. The audit committee has the responsibility of reviewing our financial

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statements, exercising general oversight of the integrity and reliability of our accounting and financial reporting practices, and monitoring the effectiveness of our internal control systems. The audit committee also recommends a selection of the auditing firm and exercises general oversight of the activities of our independent auditors, principal financial and accounting officers and employees and related matters. The members of the audit committee are Ronald W. Mathewson and Gary R. Fairhead. Kris Budinger also served on the audit committee until his resignation as chief executive officer and director as of June 3, 2002. His position on the audit committee has been filled by Glenn M. Grunewald. Mr. Mathewson and Mr. Fairhead are independent directors under criteria established by the National Association of Securities Dealers, Inc. and the Nasdaq Stock Market Inc. Mr. Thomas Glaza served on the audit committee from inception to August 11, 2000, but resigned when Mr. Fairhead was appointed as a third member.

     The audit committee (as composed prior to June 3, 2002) has reviewed our financial statements for fiscal 2001 and discussed them with management. The committee also discussed with the independent audit firm the various matters required to be so discussed in SAS 63 (Codification of Statements on Auditing Standards, AU 380). The committee received the written disclosure and the letter from the independent audit firm as required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committee). The committee is satisfied with the audit firm's independence. Based on the foregoing, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-KSB which was filed with the Securities and Exchange Commission in April 2002.

     COMPENSATION COMMITTEE. Also in fiscal 2000, we established the compensation committee to review salary, options and other arrangements for compensating our officers and directors. The committee also directs all compensation policies and decisions for the company at large. The compensation committee met formally on two occasions in fiscal 2001 and also discussed compensation matters informally from time to time during the year.

 PROPOSAL 1:   ELECTION OF DIRECTORS

     The board of directors has established the number of directors at four. Each serves a one year term, or until his successor is elected to the board. There are no arrangements or agreements among shareholders for the election of any director. The board of directors may expand the number of directors in the future from four to five, however, there are no immediate plans to do so at the present time.

INFORMATION ABOUT THE NOMINEES

     Information about the director nominees follows:

     GLENN M. GRUNEWALD, 53, has been Chief Executive Officer and a director of OnLine since June 3, 2002, and was appointed by the board of directors to take on the responsibilities of CEO on May 29, 2002 to replace Kris Budinger, who has resigned as CEO, president and a director effective June 3, 2002. Mr. Grunewald is a member of the audit committee, but is not an independent director because he is an employee of OnLine.

     His primary duties are developing plans and strategies for: supervision of product development, coordination of research-development with prospective customers' design needs, improving customer relations at the corporate level, and developing strategic relationships with manufacturers and suppliers.

     Mr. Grunewald worked at Hubbell, Inc., Orange, Connecticut, from 1974 to August 2001. He was promoted through the ranks to hold executive-level responsibility for operations of Hubbell, most recently as executive president and chief operating officer. Hubbell has annual sales of $1.4 billion, 11,500 employees, and more than 60 domestic and foreign manufacturing facilities, and eight international sales offices. Mr. Grunewald directed operations of Hubbell's five major business units: Power systems, electrical products, industrial technology, wiring systems, and lighting. Responsibilities have included strategic planning, downsizing and restructuring of operations company-wide, and initiating and launching new product lines. Mr. Grunewald holds a Bachelors Degree in Business Administration (Adelphi University, Garden City, New York, 1971), and is a graduate of the Harvard University Strategic Marketing Program (1990).

     Mr. Grunewald has been a member of the CEO Roundtable, the National Electrical Manufacturers Association ("NEMA"), an associate member of the National Association of Electrical Distributors ("NAED"), and numerous other industry associations.

     EDWARD F. SIDOR, 63, is a nominee for election to the board of directors. Since 2001, Mr. Sidor has been president of a private consulting company (IBCCORP-International Business Consultants) to power supply industry clients in the United States and Europe. Prior to organizing IBCCORP, Mr. Sidor was worldwide sales manager for Ascom Energy Systems, Inc. from 1993 to 2001. Ascom formerly was ABB Power Supplies, Inc., a division of ABB, a Swiss company; ABB Power Supplies was sold to Ascom in 1999. Ascom designs and manufacturers custom power supplies for the computer, telecommunications, and industrial markets, with sales offices in the United States (Maine, California and Florida), and Germany and Switzerland. Ascom engineering centers are located in the United States, Germany and Switzerland; manufacturing facilities are located in the United States, Asia and Europe. ABB Power Supplies' sales in 1993 were $25 million to one customer (IBM); in 2000, sales were approximately $450 million to numerous customers including IBM, Compaq, Motorola, Nokia and Cisco Systems.

     From 1991 to 1993, Mr. Sidor was vice president-sales and marketing for Power Trends, Inc., a designer/manufacturer of technically advanced power modules (integrated switching regulators and DC-DC power converters), sold in the United States through independent manufacturer's representatives to customers including IBM, Motorola, Data General, Hughes, Hewlett-Packard (now merged to Compaq), and DEC.

     Prior to 1991, Mr. Sidor was an officer of Zenith Electronics (1990-1991, director of original equipment manufacturer "OEM" sales, responsible for components group sales). He holds a Master of Science degree from the University of Wisconsin (1960) and a Bachelor of Science degree, physics, from Wabash College (1958).

     Mr. Sidor is an advisory board member of the Power Sources Manufacturing Association (chairman of the board 1998-2000); and is an advisory board member of BIAS Power Technology, Inc., a start-up company introducing a family of low-power (less than 5 watts) power supplies for the stand-by power market. Mr. Sidor has patented devices in and published technical articles concerning magnetic sensors, tunnel-diode audio frequency noise, and magnetic switching components.

     RONALD W. MATHEWSON, 63, was appointed to the Board of Directors of OnLine in March 2000. He is not employed by OnLine, is an independent Director, and is a member of the audit committee and the compensation committee.

     Mr. Mathewson was President and Chief Operating Officer of Fibreboard Corporation from October 1996 to February 1998 during which time he led the merger of Fibreboard Corporation with Owens Corning.

From June 1994 to November 1995 he served as Executive Vice President and President of MagneTek, Inc. Lighting Products Group. Mr. Mathewson was Vice President and General Manager of the Building Insulation Division of the Johns Manville Corporation from June 1988 to June 1994. From May through November 1987 he served as President and Chief Operating Officer of Miami-Carey Corporation. Mr. Mathewson was employed with General Electric Company from 1981 to 1987 in various management positions including General Manager, Marketing and Sales Manager, International Strategic Planning and Business Development Manger, and Venture Manager.

     Mr. Mathewson has extensive experience in strategic business planning, acquisitions and mergers, and marketing and sales. He received a bachelor degree in Mechanical Engineering and Business from the University of Wyoming in 1960.

     GARY R. FAIRHEAD, 49, was appointed a Director of OnLine on August 11, 2000 to fill the vacancy created when the Board of Directors amended the bylaws to increase the number of directors from three to four. Mr. Fairhead is not an employee of OnLine, is an independent Director, and is a member of the audit committee and the compensation committee.

     Since 1990, Mr. Fairhead has been the President, Chief Executive Officer and a Director of SigmaTron International, Inc., a Delaware corporation listed on the Nasdaq Small Cap Market. SigmaTron, based in Elk Grove, Illinois, is an independent provider of electronic manufacturing services, including printed circuit board assemblies and completely assembled (boxbuild) electronic products.

     Mr. Fairhead received his Bachelor of Science degree in 1974 from Purdue University, and his Master of Science, Industrial Administration in 1978 from the Krannert School of Business, Purdue University.

DIRECTOR COMPENSATION

     The non-executive Directors (Mr. Glaza, Mr. Mathewson, and Mr. Fairhead) have received nonqualified options to purchase 73,000 shares of our common stock for their services as Directors and will be given additional options in future years. See below. The options were fully vested upon grant; the exercise price per share is from $2.88 to $8.375 , in each case equal to the market price of our stock when the options were granted and no options were exercised as of December 31, 2001. We pay the travel expenses of the non- executive Directors to attend Board meetings, but we do not pay any other cash compensation to them for their service.

STOCK OPTION PLANS

     We have established two stock option plans (a qualified plan for employees that was approved by the shareholders and another plan for non-executive Directors). We have issued nonqualified options to executive officers and to our investor public relations firm, through December 31, 2001.


1)  ISOP approved by shareholders in December, 1999:


     Total number of shares to be issued upon exercise of options:         962,324 shares

     Remaining options available in the plan                             2,537,676 shares

2)   Non Executive Directors Plan (not shareholder approved):

     Total number of shares to be issued upon exercise of options:          73,000 shares

     Remaining options available in the plan                               227,000 shares

3)   Non qualified option (not part of any plan) shares:                 2,163,000 shares

QUALIFIED INCENTIVE STOCK OPTION PLAN

     We have adopted an incentive stock option plan for the issuance of options to purchase up to 3.5 million shares of common stock; the options are intended to qualify under section 422 of the Internal Revenue Code. As of December 31, 2001, we had outstanding to our employees (including officers) qualified options to purchase 362,324 shares of common stock, not including options on 600,000 shares issued to Mr. Grunewald, exercisable, at $1.40 per share (closing bid price on May 29, 2002); 120,000 are vested and the balance vest over four years. At June 3, 2002, there are 962,324 options outstanding to employees. Most of the options are vested (some vest over time), and are exercisable at prices from $1.40 to $10.62 per share (equal to or above market prices when the options were issued). The issuance of shares on exercise of options under the incentive stock option plan is registered with the Securities and Exchange Commission on Form S-8. The shareholders approved the incentive stock option plan in December 1999.

NONQUALIFIED STOCK OPTION PLAN FOR NON-EXECUTIVE DIRECTORS

     To compensate our non-executive Directors, we established a plan for the issuance of options to purchase up to 300,000 shares of common stock; options under this plan will not qualify under section 422 of the Internal Revenue Code. To date, we have issued options to purchase 73,000 shares of common stock to our three non-executive Directors. We have registered the issuance of shares on exercise of options under this plan with the Securities and Exchange Commission on Form S-8.

NONQUALIFIED OPTIONS (AND WARRANTS)

     From time to time we issue options or warrants that are not covered by any option plan and are not qualified under section 422 of the Internal Revenue Code. These include outstanding options granted to officers as directed in their employment agreements: 500,000 options to Kris M. Budinger (100 % vested); 723,000 options to former officer Garth Woodland ( 100 % vested); 125,000 options to Richard L. Millspaugh (46,250 options fully vested, 78,750 options vesting over three years); 500,000 options granted to Chris A. Riggio (200,000 vested and 300,000 vesting at 20% per year); and 30,000 warrants (all vested) to Pfeiffer Public Relations, Inc., exercisable at various prices, see "Certain Relationships and Related Transactions" below).

COMPENSATION OF DIRECTORS

     Each of our present Directors who is also an employee receives no additional compensation for acting as a Director or attending meetings of Directors. We pay non-employee Directors all of their costs to attend Board meetings.

SECTION 16(A) REPORTING

     Based upon a review of Forms 3 and 4 furnished to us under rule 16a-3(a) since we became registered with the Securities and Exchange Commission (February 24, 2000), and written representations referred to in Item 405(b)(2)(i) of Regulation S-K, no Directors, officers, beneficial owners of more than ten percent of our common stock, or any other person subject to Section 16 of the Exchange Act has failed to file on a timely basis, the reports required by
Section 16(a) of the Exchange Act.

EXECUTIVE COMPENSATION

     The following table shows selected information about the compensation paid or accrued by us to or for the account of the Chief Executive Officer and Chief Financial Officer for services and bonuses rendered in all capacities during each of the fiscal years ended December 31, 2001, 2000, and 1999. No other executive officer received total annual salary and bonus in excess of $100,000 this year. Other than stock options, we do not have any long-term compensation plan.

                           SUMMARY COMPENSATION TABLE

                                                  Annual Compensation
                                       -----------------------------------------
Name and Position                        Year         Salary           Bonus
-----------------                      -----------------------------------------

Kris Budinger, (former CEO,              2001         $ 177,083        $    -
as of June 3, 2002)                      2000         $ 150,000        $    -
                                         1999         $  72,000        $  36,000

Larry Arnold (former CEO)*               2001         $  108,000       $    -
                                         2000         $  172,463       $    -
                                         1999         $   72,000       $  36,000

* Retirement provision for 18 months (8 months paid through August 2001.)

Richard Millspaugh, CFO                  2001         $  102,000       $    -
                                         2000         $   90,000       $    -
                                         1999         $   18,000       $    -


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



               OPTION GRANTS IN 2001 (QUALIFIED AND NONQUALIFIED)

                                                   PERCENT
                               NUMBER OF           OF ALL OPTIONS
                               SHARES UNDER-       GRANTED TO
                               LYING OPTIONS       EMPLOYEES          EXERCISE      EXPIRATION     GRANT DATE
EXECUTIVE'S NAME               GRANTED             IN   2001          PRICE         DATE           PRES. VALUE(1)
-----------------------------------------------------------------------------------------------------------------

Richard L. Millspaugh              25,000              4.0 %           $ 3.75           2009         $     -0-
Richard L. Millspaugh              15,900              2.5 %           $ 2.88           2010         $     -0-

(1) The Black-Scholes option-pricing model was used to determine the grant date present value of the stock options that we granted to the named officer. The following facts and assumptions were used in making this calculation: exercise prices, which was equal to or above the fair market value of our stock on the grant date; a zero dividend yield; expected volatility of 79.58% (2002) and 97.16% (2001); risk-free interest rate of 6.623 %, and an expected life of ten years. Please note that "present value at grant date" assumes full vesting at that date, however, the options vest gradually over a period of years (see "Employment Agreements" below).

                    SHARES UNDERLYING OPTIONS AND THEIR VALUE

     This table shows all outstanding options, and their value as of December 31, 2001, held by each of the named officers as of that date. None of the officers exercised any options in 2001.

     In each case, "value" is determined by multiplying (x) the number of shares underlying the options by (y) the difference between the closing stock price of $2.43 per share on December 31, 2001 (the last trading day of the year) and the exercise price of the options. "Exercisable" means "vested"; "unexercisable" means, "not vested at December 31, 2001;" "in the money" means the exercise price was less than the closing stock price on December 31, 2001.

                             NUMBER OF SHARES                   VALUE OF UNEXERCISED
NAME                         UNDERLYING UNEXERCISED             IN-THE-MONEY
OF THE                       OPTIONS AT 12/31/01                OPTIONS AT 12/31/01
OFFICER                      EXERCISABLE/UNEXERCISABLE          EXERCISABLE/UNEXERCISABLE

Kris M. Budinger*            511,650  /  -0-                    $    -0-   /  $ -0-
Richard Millspaugh           53,428   /     90,675              $    -0-   /  $ -0-
Chris A. Riggio              236,032  /  300,000                $    -0-   /  $ -0-

*  Resigned as of June 3, 2002.

EMPLOYMENT AGREEMENTS

     - WITH GLENN GRUNEWALD. We have a written employment agreement with Mr. Grunewald through May 29, 2007, subject to automatic renewal for another two year term unless terminated or extended; the agreement will be automatically extended for an additional two year term unless we or Mr. Grunewald notify each other of non-extension at least 180 days before end of the term.


                                       10

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     Mr. Grunewald is paid a base salary of $250,000, plus annual incentive bonuses as determined in good faith by the board of directors based on achievement of targeted annual earnings goals or other relevant factors as determined by the board. No goals or other factors have been determined yet for Mr. Grunewald's bonus participation, except that he will receive a minimum of 25% of 2002 earned compensation (payable by February 14, 2003).

     Options have been granted to Mr. Grunewald to purchase 600,000 shares of common stock under the incentive stock option plan, at a exercise price of $1.40 per share (closing bid price on May 29, 2002). 120,000 shares are vested now and 120,000 more shares will vest each year on June 1, 2003, 2004, 2005 and 2006. All these options will be exercisable until June 1, 2012, or if his employment is terminated, then one year after termination. In addition, over the term of the agreement, the company will grant Mr. Grunewald additional incentive stock options to purchase at least another 250,000 shares at market value on grant date, with vesting within one year of grant date. These options have not been granted to date, nor has a schedule of the amounts of grants been determined

     We will pay Mr. Grunewald an automobile allowance of $1,000 per month, and pay his itemized relocation expenses from Roanoke, Virginia to the Denver, Colorado area not in excess of $75,000.

     If he dies or is incapacitated, we will pay his estate or custodians six months of benefits under the agreement, and unvested options (schedule to vest within 90 days after the event) will vest immediately to be exercisable for one year after the event.

     If we terminate Mr. Grunewald's employment without cause, or if he terminates the agreement for good reason (see below), we will pay him within 30 days his base salary for 24 months after termination, plus an amount equal to his bonus compensation earned in the prior two fiscal years, and keep his health and insurance plans in effect for 24 months. Further, any stock options which then were granted and scheduled to vest within 90 days of the event of termination, will vest at termination and be exercisable for one year after the event. If he is terminated for cause (continual or deliberate neglect of duties as established by the board of directors, or conviction or indictment or other matters related to felony acts, or breach of the agreement or violation of standards of behavior applicable to officers of the company), no further benefits will be paid to him.

     He may terminate the agreement for good reason, if he is assigned duties inconsistent with his position, or if his status and responsibilities are reduced, and similar matters. Mr. Grunewald also may terminate the agreement for good reason if, after a change in control of the company, the company does not comply substantially with the terms of the agreement. "Change in control" includes: Acquisition by a person or group of company securities representing 30% or more of the combined voting power (excluding securities originally bought directly from the company by a person or group); or, where the current incumbent directors as of June 1, 2002 cease for any reason to constitute at least a majority of the board of directors (but a new director elected, or nominated for election by the shareholders, will be considered as though the individual were a member of the incumbent board, but not if that person becomes a director through an actual or threatened election contest or other actual or threatened solicitation of proxies). Other actions (such as a merger or sale of assets) may constitute a change in control of the company.

     The foregoing is only a summary of principal terms of the agreement with Mr. Grunewald. The contract is available for review as an exhibit to the company's Report on Form 8-K filed with the SEC on June 3, 2002.


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



     -WITH KRIS BUDINGER. We have a written employment agreement with Kris M. Budinger through March 31, 2003. Mr. Budinger resigned as of June 3, 2002, at which time his base salary was $200,000 per year. Under the employment agreement, Mr. Budinger was granted nonqualified stock options to purchase 500,000 shares of common stock at $5.50 per share (all now vested), which was 110% of the fair value of the stock at March 4, 1998. These options will expire March 4, 2004. None have been exercised to date. Mr. Budinger will be paid his base salary, and insurance benefits will be continued, through November 30, 2003, pursuant to the terms of his employment agreement.

     -WITH CHRIS RIGGIO. Chris Riggio has a five-year written employment agreement at a starting salary of $84,000 per year (increased to $102,000 per year effective September 1, 2000), He received nonqualified stock options to purchase 500,000 shares of common stock at $3.00, to vest 20% per year starting September 1, 2000. Mr. Riggio has separate qualified options to buy 11,032 shares at $5.62 and 25,000 shares at $2.88 per share. All vested options (pursuant to the employment agreement) will survive any voluntary termination of employment and will expire on the third anniversary date of the separation from the company or 2009 if not exercised. Mr. Riggio's employment contract provides a cash bonus of 50 % of his annual salary if the company achieves $2,000,000 in sales for any calendar year. The bonus of $51,000 for the year ended December 31, 2001 was earned and accrued for calendar year 2001 and paid in January 2002.

     -WITH RICHARD MILLSPAUGH. Mr. Millspaugh has a five-year written employment agreement, at a starting salary of $84,000 per year (increased to $102,000 per year effective September 1, 2000). He received nonqualified stock options to purchase 100,000 shares of common stock at $4.50 per share, which will vest 20% per year starting in 2000. In 1999, we granted to Mr. Millspaugh qualified options to buy 3,203 shares at $5.62 per share. In April, 2001, we granted 25,000 non qualified options at $3.75 per share. In December 2001, we granted 15,900 options at $2.88 per share. All vested options (pursuant to the employment agreement) will survive any voluntary termination of employment and will expire on the third anniversary date of the separation from the company or 2009 if not exercised.

     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND SENIOR MANAGEMENT.

     The following table sets forth certain information about beneficial ownership of our common stock as of May 22, 2002 by each officer and Director, by any person or group who is known by us to own more than 5% of our common stock, and by the officers and Directors as a group. The ownership information is based on the Forms 3 and 4 filed by our officers and Directors with the Securities and Exchange Commission as required by section 16(a) of the Securities and Exchange Act of 1934, except James F. and Jeanette Glaza, whose ownership is based on their Schedule 13D filed with the SEC. Based on the Forms 3 and 4, the beneficial owners have sole voting and dispositive power with respect to their shares except as otherwise noted.

     In each instance, the number of shares shown as owned by the individual includes shares issuable on exercise of options which are or would be exercisable by August 3, 2002 (60 days from June 3, 2002), as required by the disclosure rules of the Securities and Exchange Commission. Similarly, the percentage for each person has been determined by dividing (x) the shares owned by the individual plus the shares the person has the right to acquire on exercise of options by August 3, 2002 by (y) the 21,243,155 shares of common stock outstanding as of June 3, 2002, plus for each person with options, the number of shares the person has the right to acquire on exercise of options by August 3, 2002. For information about the options, see "Executive Compensation - Employment Agreements" above. The shares shown as owned by officers and Directors as a group includes shares issuable on exercise of options which are or would be exercisable by

August 3, 2002, and the percentage of shares shown as owned by that group has been determined as if all such options had been exercised.

         NAME                             SHARES               PERCENTAGE

Glenn M.  Grunewald*                      120,000(1)               **
6471 Fairway Estates Drive
Roanoke, Virginia 24018

Kris M. Budinger                        1,378,125(2)              6.4 %
8100 S.  Akron, Suite 308
Englewood, Colorado 80112

Richard l. Millspaugh                         53,428               **
Chief Financial Officer
6335 Lemonwood Drive
Colorado Springs, Colorado 80918

Thomas L. Glaza*                              70,309               **
370 Fallen Leaf Lane
Roswell, Georgia 30075

Ronald W. Mathewson *                         28,250               **
87 Glenmoor Place
Englewood, Colorado 80110

Gary R. Fairhead *                            47,500                **
2201 Landmeier Road
Elk Grove Village, Illinois 60007

Chris A. Riggio                            1,136,845              4.8%
Vice-President Discovery
8100 South Akron, Suite 308
Englewood, Colorado 80112

James F.  Glaza                         1,413,334(3)              6.7%
and Jeanette A.  Glaza
15435 Gleneagle Drive, Suite 210
Colorado Springs, Colorado 80921

     Total                                 4,247,791              20.0%

*    Director
**   Less than 1%
(1)  Shares issuable on options which are vested.
(2) Includes 516,691 shares owned by immediate family members of Mr. Budinger (Kris's wife holds sole voting and dispositive power over 412,291 shares and
     Mr. Budinger shares voting and dispositive power over 102,400 shares owned by his children.).

(3) Includes shares owned by each person, each of whom disclaim beneficial ownership in the shares held by the other. James F. and Jeanette Glaza report that they are husband and wife.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

     Fred Budinger, Director of Laboratory, is the brother of Kris Budinger, former Chairman and CEO. Warren "Eli" Reed, Director International Sales and Marketing, is a son-in-law of Kris Budinger.

     Effective December 31, 2001, Mr. Garth Woodland (formerly Vice President - Research) was no longer an employee of the company and his employment agreement was terminated by negotiations, except for the confidentiality, trade secret protection and non competition provisions, which continue in effect. We paid $100,000 in cash to Mr. Woodland in full and final settlement of all payroll and related benefits he would have received if he had remained with the company. Mr. Woodland retained all vested stock options (723,000 shares) and forfeited unvested stock options totaling 300,000 shares.

     From January 1, 2001 through August 31, 2001, we have paid Mr. Arnold (former CEO and Chairman of the Board of Directors who left OnLine on February 29, 2000) $108,000 in continuing severance compensation under the provisions of his employment agreement. See below.

     Mr. Kris Budinger resigned as CEO effective June 3, 2002. He will be paid $200,000 annual base salary as severance, for 18 months after resignation, in accordance with his employment agreement.

     Thomas Glaza has been a Director of the company since July, 1999. James Glaza, his brother, is a broker and principal in Falcon Financial Inc. of Colorado Springs, Colorado. Falcon Financial Inc., in association with Northstar Securities, Inc. of Dallas, Texas, (the registered broker-dealer) raised money for us from 1996 to 2000 in private placements of our securities. See "Certain Relationships and Related Transactions."

     On September 1, 2000, we signed a 12-month contract with Pfeiffer Public Relations, Inc. ("PPR") to provide investor public relations services to us. PPR was paid a base compensation of $7,000 per month for 15 months and effective March 1, 2002 is paid a base compensation of $4,000 per month. They have been issued warrants to purchase 30,000 shares of restricted common stock at $9.50 for 10,000 shares, 10,000 shares at $12.50 and 10,000 shares at $15.50. The warrants are fully vested. The contract may be terminated without cause on 30 days written notice. The contract for services was renewed for an additional twelve months on the anniversary date of the original contract with the same terms and conditions, except for reduced monthly cash compensation.

     INTERNAL INVESTIGATION AND LAWSUIT TO BE FILED. Outside securities counsel engaged by the company have completed an internal investigation of certain financial transactions involving a) stock sales by the company, b) misappropriated proceeds of stock issuances, c) certain stock transactions conducted by Larry G. Arnold, former CEO and Chairman of the company, utilizing an entity owned by him, and d) conduct of other persons involved in sales of stock. The results of the investigation indicate the following:

     1. That Larry G. Arnold misappropriated 47,000 shares of company stock in late February 2000 (that was registered in another person's name and were to be cancelled and returned to the company treasury), by transferring that stock to a stock brokerage account, apparently for his own personal benefit. He was asked to and did return an equivalent number of shares to the company but has not accounted for any profits he may have realized from transactions involving the original misappropriated shares.

     2. That in 1996, Mr. Arnold, President of Glitchmaster Marketing Inc., caused Glitchmaster (since merged into OnLine Entertainment Inc. in
          1996) to issue stock to certain of his friends and acquaintances, as his nominees, maintaining physical possession of their stock certificates. After the merger and the exchange of Glitchmaster shares for OnLine shares, he periodically sold the nominee OnLine stock for his personal financial benefit from 1997 to mid-1999, all in violation of duties he owed to the company as the CEO and Chairman.

     3. That from 1997 to mid-1999, Mr. Arnold sold OnLine stock, held in the names of certain friends and acquaintances, and caused the company to issue additional OnLine treasury shares that were also sold to investors by Mr. Arnold. None of the proceeds (all cash) of these stock sales were received by the company; all of the sale proceeds were deposited into a separate bank account that was apparently owned and controlled by Mr. Arnold. He did not disclose to the company that he received money or other benefits from the investors who purchased the treasury stock.

     4. That Mr. Arnold may have engaged in other activities, involving stock of the company, for his personal financial benefit, all in violation of his duties he owed to the company as CEO and Chairman.

     5. That James F. Glaza and persons associated with him acquired stock from Larry Arnold, and from the company, at an average price of less than $0.20, at the same time he and persons associated with him were selling the company's stock to Glaza's customers at prices ranging from $1.00 to $5.00, without disclosing the cheap prices at which Glaza and persons associated with him were acquiring stock.

     Based on the results of the investigation, in June 2002 the company will file a lawsuit against Mr. Arnold for breach of fiduciary duties (misappropriation and conversion of corporate assets), and against others, for aiding and abetting Mr. Arnold's misdeeds, and request an accounting from him and the other parties of the fruits of their misdeeds. The company will also seek the return of salary and other financial benefits paid to Mr. Arnold while employed by the company and seek recovery of the retirement benefits paid to him pursuant to his employment agreement for 18 months following his departure from the company in late February 2000. We estimate that the amount of financial losses to the company, plus the amount of personal gain enjoyed by Mr. Arnold and others acting with him, to the detriment of the company, will prove to be substantial. However, the extent of such losses will not be completely known until discovery is completed in the lawsuit to be filed .

     SEC INVESTIGATION. The Securities and Exchange Commission commenced a formal inquiry regarding trading in the company's stock. The investigation initially focused on statements made on internet chat rooms about the company's expected revenue performance in calendar year 2000. No one currently affiliated with the company is believed to have made or participated in the making of the targeted statements. When the company learned of such statements, in late February 2000, the company filed a Current Report on Form 8-K to clarify its position and correct the public record.

     The SEC has requested copies of documents from the company and interviewed current employees of the company in relation to certain stock transactions: a) between the company and Larry G. Arnold, b) between the company and James F. Glaza and/or Falcon Financial Services, Inc. c) between the company and other stock brokers associated with Falcon, and d) between Larry G. Arnold and Mr. Glaza and Falcon and others. Falcon Financial Services, James Glaza and other brokers affiliated with Falcon Financial were the selling agents for OnLine stock sales from 1996 to 2000. The company and its employees have cooperated fully with investigators and has conducted its own internal investigation into the alleged facts and circumstances to independently determine the merits of the allegations.

     We have been notified by the SEC staff that they intend to recommend that formal civil proceedings be initiated against the company alleging violations of the federal securities laws. The company does not believe that monetary remedies will be sought from the company as a result of this investigation.

     The SEC staff has advised that its allegations may include charges that the antifraud prohibitions of the federal securities laws were violated in certain public statements made by the company. The SEC may also allege that certain sales of securities violated the registration requirements of federal law.

     The company hopes to resolve the threatened charges quickly and without undue expense or distraction to the company. Notwithstanding the SEC staff's allegations, the company believes the basis for the proposed charges lies with persons not associated with the company, or who left the company over two years ago. However, the SEC may initiate formal civil proceedings against Kris Budinger, former CEO and director of the company, who resigned June 3, 2002, alleging violations of the antifraud prohibitions of the federal securities laws.

     The ultimate outcome of the SEC's investigation (and resulting impact to the company) cannot be currently determined with any degree of certainty. When the investigation is resolved, its results will be immediately reported on Form 8-K.

PROPOSAL 2:  RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

     The board of directors seeks shareholder ratification of the board's appointment of Ehrhardt Keefe Steiner & Hottman, P.C., Certified Public Accountants, to act as the auditors of our financial statements for the year 2002. The audit committee has recommended that the Board retain this auditing firm for the current year. EKS&H audited our financial statements for 2001, 2000 and 1999. The board has not determined what action, if any, would be taken should the appointment of EKS&H not be ratified at the Meeting. It is expected that a representative of EKS&H will be available at the Meeting to respond to appropriate questions. The representative will have the opportunity to make a statement if he or she desires to do so.

                                ACCOUNTANT'S FEES

    EKS&H billed us the following fees in 2001:

    Audit and Review Fees:  $63,300

    Financial Information Systems Design and Implementation Fees: $ -0-

    All Other Fees:  $6,660 (Tax Planning and Preparation)

     The audit committee of the board of directors deems the provision of services described under "All Other Fees - Tax Preparation Work" to be insignificant and does not adversely affect auditor independence and function.

                            COPIES OF OUR FORM 10-KSB

     Promptly upon receiving a request from any shareholder, without charge we will send to the requester a copy of our Form 10-KSB, with exhibits, as filed with the Securities and Exchange Commission. Please address your request to Kari Austin at OnLine Power Supply, Inc., 8100 S. Akron Street, Suite 308, Englewood, Colorado 80112. You also may call or fax her at T 303.741.5641, F 303.741.5679.



                                  EXHIBIT INDEX

Exhibit No.   Description of Exhibit

     99.1     Audit Committee Charter
     99.2     Certification by Audit Committee

                      PROXY ONLINE POWER SUPPLY, INC. PROXY

     The undersigned hereby appoints Gary Fairhead and Richard Millspaugh, or either of them, with full power of substitution, as proxies to all of the shares of stock of the undersigned in OnLine Power Supply, Inc. at the Annual Meeting of Shareholders to be held on Thursday, July 18, 2002 at 10:00 a.m., local time, or at any adjournments thereof, on the matters numbered below:

     THE PROXIES WILL VOTE: (1) AS YOU SPECIFY ON THIS CARD; (2) AS THE BOARD OF DIRECTORS RECOMMENDS WHERE YOU DO NOT SPECIFY YOUR VOTE ON A MATTER LISTED ON THIS CARD, AND (3) AS THE PROXIES DECIDE ON ANY OTHER MATTER. PLEASE FOLLOW THE INSTRUCTIONS CAREFULLY.

     THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE IN FAVOR OF ALL DIRECTOR NOMINEES AND IN FAVOR OF RATIFYING THE SELECTION OF INDEPENDENT AUDITORS.

     If you wish to vote on all matters as the Board of Director recommends, please sign and date this card on the reverse side, and return this card in the envelope. If you wish to vote on items individually, please also mark the appropriate boxes below.

   1.   Election of Directors:

        Instruction: If you want the proxies to vote for all the nominees, check the FOR box. If you want the proxies to vote against all the nominees, check the AGAINST box. If you want the proxies to abstain from voting from all the nominees, check the ABSTAIN box.

        If you want to vote for some of the nominees but withhold authority from the proxies to vote for others (abstain from voting for the others), check the FOR box and draw a line through the name of that nominee for Director, but do not write anything under the line you draw.

        If you want the proxies to vote for some nominees, but against some other nominees, check the FOR box and draw a line through the name of the nominees you want to vote against and write "against" under each line you draw.


     __  FOR the nominees listed below   __  AGAINST the nominees listed below
                                 __  ABSTAIN

   Glenn M. Grunewald   Edward F. Sidor   Gary R. Fairhead   Ronald W. Mathewson


     2. Ratification of appointment of Ehrhardt Keefe Steiner & Hottman as independent auditors for the current fiscal year.

         Instruction: Mark only one box.

     __  FOR the appointment     __  AGAINST the appointment     __  ABSTAIN

     3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Meeting.

PROXY                       ONLINE POWER SUPPLY, INC.                     PROXY

     Sign your name exactly as it appears on the mailing label below. It is important to return this Proxy properly signed in order to exercise your right to vote, if you do not attend in person. When signing as an attorney, executor, administrator, trustee, guardian, corporate officer, etc., indicate your full title as such.

Sign on this line - joint holders may sign here too: ___________________________


_______________________, 2002.                       ___________________
               (Date)                                  (Number of Shares)

NOTE: Please sign, date, and place this Proxy in the enclosed self-addressed, postage prepaid envelope and deposit it in the mail as soon as possible.

PLEASE CHECK IF YOU ARE PLANNING TO ATTEND THE MEETING.  ___

IF THE ADDRESS ON THE MAILING LABEL IS NOT CORRECT, PLEASE GIVE US THE CORRECT
ADDRESS:

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